EXHIBIT 99.1

China Energy Savings Delays 2-For-1 Forward Stock Split
Thursday July 21, 10:21 am ET

HONG KONG, July 21 /Xinhua-PRNewswire/ -- China Energy Savings Technology, Inc. (Nasdaq: CESV) announces today that as a result of the recent decline in its share price, its Board of Directors has decided to delay a 2-for-1 forward stock split until such time as market conditions warrant. The Company will announce a new record date for the forward split at the appropriate time.

"We recently announced record preliminary third quarter results and full-year earnings guidance for our fiscal year ended September 30, 2005 of $1.10 per share," said Sun Li, Chairman and CEO of China Energy Savings. "We are now entering our peak earnings season, as conservation efforts during the Summer months in China, when energy usage is greatest, should result in our highest quarterly earnings ever. We intend to complete a forward stock split to improve liquidity for our shareholders at a time when market conditions for our stock better reflect the prospects for our business."

About China Energy Savings Technology

China Energy Savings Technology, Inc., through its ownership interest in Starway Management Limited engages in the development, manufacture, sale, and distribution of energy-saving products for use in commercial and industrial settings in the People's Republic of China. According to test reports by various PRC authorities including the National Center of Supervision & Inspection on Electric Light Source Quality (Shanghai) issued in September 2002, Shenzhen Academy of Metrology & Quality Inspection issued in December 2002 and approved by the State Quality Supervision Inspection Department, the energy saving products of Starway's subsidiaries may provide energy saving rates ranging from approximately 25% to 45%. The energy saving projects conducted by Starway's subsidiaries mostly relate to public or street lighting systems, government administration units, shopping malls, supermarkets, restaurants, factories and oil fields, etc. There are small and large-scaled projects: the small-scaled projects relate to restaurants, shops, small arcades, offices and households through the sale of equipment, and the large-scaled projects relate to large shopping malls, supermarkets, factories and public bodies through the provision and installation of equipment over a term usually extended for years.

Safe Harbor Statement

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

Contact Information:

John Roskelley
President
First Global Media
480-902-3110

Ed Lewis
CEOcast, Inc.
212-732-4300

Website: http://www.cesv-inc.com
Email: contactus@cesv-inc.com